Three Canal Plaza
Portland, Maine 04101
(844) 805-5628
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INFORMATION STATEMENT
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September 1, 2023

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the “Trust”). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of:

1.
Meros Investment Management, LP (“Meros”) as a subadviser to the Fund, pursuant to a new investment subadvisory agreement between Acuitas Investments, LLC (the “Adviser”) and Meros, (the “New Meros Subadvisory Agreement”), to take effect immediately upon the change in control of Meros and termination of the Original Meros Subadvisory Agreement (defined below); and

2.
Bridge City Capital, LLC (“Bridge City”) as a subadviser to the Fund, pursuant to a new investment subadvisory agreement between the Adviser and Bridge City, effective June 9, 2023 (the “Bridge City Subadvisory Agreement”).

The New Meros Subadvisory Agreement will replace the original investment subadvisory agreement between Acuitas and Meros, dated June 17, 2022 (the “Original Meros Subadvisory Agreement”), which, pursuant to the terms of the Original Meros Subadvisory Agreement, will terminate automatically upon its assignment as a result of a change in control of Meros, as further described below.

Under the New Meros Subadvisory Agreement, Meros will continue to provide subadvisory services to a portion of the Fund’s portfolio (the “Meros Sleeve”), as it did under the Original Meros Subadvisory Agreement. Under the Bridge City Subadvisory Agreement, Bridge City provides advisory services to a portion of the Fund’s portfolio (the “Bridge City Sleeve”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of August 31, 2023 (the “Record Date”) on or about September 1, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (the “Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Meros Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of Board members not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (“Independent Trustees”), on June 12, 2014, and most recently renewed by the Board at a meeting held via teleconference on June 9, 2023. (the “June meeting”).

The Fund pays the Adviser an advisory fee of 1.25% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2023, the advisory fee owing to the Adviser under the Advisory Agreement was $648,939. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.50% and Investor Shares to 1.75% through at least November 1, 2024. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  For the fiscal year ended June 30, 2023, the Adviser waived $261,288 (or 0.50%) in order to keep the expenses of the Fund within the above-referenced cap. In addition, the Adviser is responsible for payment of all subadvisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2023 was $256,961 (or 0.50%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2023 was approximately $130,690 (or 0.25%).

Information about the Subadvisers

Meros Investment Management, LP

Meros is a Texas limited partnership registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Subadviser was founded in 2019 and provides investment advisory services to pooled investment vehicles, institutional investors, public and private pension plans, insurance companies, foundations, and endowments.

The Subadviser employs a domestic microcap strategy for the Meros Sleeve of the Fund. This strategy utilizes fundamental research to identify companies with growth characteristics and attractive valuation in order to achieve a favorable return profile. The portfolio manager at the Subadviser who is responsible for the day-to-day management of the Meros Sleeve is Timothy D. Chatard, CFA.

As of the date of this Information Statement, Ranger Capital Group, LP (“Ranger”), a limited partner, as well as the ultimate general partner of Meros, is in the process of finalizing a transaction with First United Bank (“First United”) which would result in the full transfer and assignment of all of Ranger’s limited partnership interests in Meros to Ranger Asset Management (“RAM”), a newly formed, wholly owned subsidiary of First United (the “Transaction”). As a result of the Transaction, Meros is expected to undergo a change of control, which will result in the automatic termination of the Original Meros Subadvisory Agreement.

Meros has provided investment subadvisory services to the Meros Sleeve of the Fund pursuant to the Original Meros Subadvisory Agreement since June 17, 2022. Overall, Meros has provided investment subadvisory services to the Meros Sleeve of the Fund since September 13, 2019.

In anticipation of the Transaction, the Board, at the June meeting, the Board terminated the Original Meros Subadvisory Agreement, to take effect immediately prior to the close of the Transaction, and approved the New Meros Subadvisory Agreement between the Subadviser and the Adviser, to become effective upon the termination of the Original Meros Subadvisory Agreement. Following the close of the Transaction, under the New Meros Subadvisory Agreement, Meros will continue the strategy previously employed with respect to the Meros Sleeve, as described above, and the members of Meros who were responsible for the portfolio management of the Meros Sleeve prior to the Transaction will retain those responsibilities for the Meros Sleeve after the Transaction.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of Meros. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Meros, any parent or subsidiary of Meros, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Meros. The address of each individual listed below is c/o Meros Investment Management, LP 200 Crescent Court, Suite 1450, Dallas, Texas 75201.

Name	Principal Occupation
Kenneth S. Canon	Chief Executive Officer
Peter S. Carlsen	Chief Operating Officer and Chief Financial Officer
Wesley C. McDowell	General Counsel and Chief Compliance Officer
Timothy D. Chatard	Chief Investment Officer and Portfolio Manager
Kevin T. Carrington	Co-Portfolio Manager

Bridge City Capital, LLC

Bridge City Capital, LLC, One Centerpointe Drive, Suite 565, Lake Oswego, Oregon 97035, is registered as an investment adviser under the Advisers Act. Bridge City was founded in 2008 and provides investment advisory services to high net worth individuals, pooled vehicles, pension and profit-sharing plans, charitable organizations, and state or municipal government entities. Bridge City is not an affiliated person of the Adviser.

Bridge City employs a US microcap growth strategy for the Bridge City Sleeve of the Fund. This strategy consists of a core investment philosophy focused on quality, value, and growth. The portfolio managers at Bridge City who are responsible for the day-to-day management of the Bridge City Sleeve are Alexander Woodward, Stephen Brink, James Bradshaw, Sara Hasan, and Brant DeMuth.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Bridge City. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Bridge City, any parent or subsidiary of Bridge City, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Bridge City.  The address of each individual listed below is c/o Bridge City Capital, LLC, One Centerpointe Drive, Suite 565, Lake Oswego, Oregon 97035.

Name	Principal Occupation
Alexander Woodward	Principal, President and Portfolio Manager
Stephen Brink	Principal and Portfolio Manager
James Bradshaw	Principal and Portfolio Manager
David Kiser	Director and Vice President of Market and Client Service
Shannon Makuakane	Chief Compliance Officer and Vice President of Operations

The Subadvisory Agreements

The New Meros Subadvisory Agreement is identical to the Original Meros Subadvisory Agreement, except for the effective date, and will take effect immediately upon the change in control of Meros and termination of the Original Meros Subadvisory Agreement. The Bridge City Subadvisory Agreement became effective on June 9, 2023. The New Meros Subadvisory Agreement and Bridge City Subadvisory Agreement (together, the “Subadvisory Agreements”) provide that Meros and Bridge City are each responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to their respective Sleeves; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in their respective Sleeves and providing voting information to the Fund and their agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that neither Meros nor Bridge City are responsible for any action taken or omitted, except for liability resulting from Meros’ or Bridge City’s own bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations under the Subadvisory Agreements or by reason of their reckless disregard of such duties and obligations. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreements will continue in effect for an initial term of no more than two years. Thereafter, each Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the Independent Trustees and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.
Each Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders, or on 60 days' notice by Meros or Bridge City, respectively, or the Adviser. Pursuant to the Investment Company Act, each Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the Subadvisory Agreements

Acuitas US Microcap Fund – Meros Investment Management, LP

At the June meeting, the Board, including the Independent Trustees, met via videoconference and considered the approval of the New Meros Subadvisory Agreement between Adviser and Meros pertaining to the Fund. The New Meros Subadvisory Agreement was being considered in connection with the anticipated termination of the Original Meros Subadvisory Agreement due to the Transaction. The Transaction is expected to result in a change in control of Meros, and thus, a termination of the Original Meros Subadvisory Agreement. The New Meros Subadvisory Agreement is identical to the Original Meros Subadvisory Agreement, except for the effective date, and would take effect immediately upon the change in control of Meros and termination of the Original Meros Subadvisory Agreement.

In preparation for its deliberations, the Board requested and reviewed written responses from Meros to a due diligence questionnaire circulated on the Board’s behalf concerning Meros’ personnel, operations, financial condition, performance, compensation, and services to be provided to the Meros Sleeve. The Board also discussed the materials with independent legal counsel to the Independent Trustees (“Independent Legal Counsel”) and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and was assisted by the advice of Independent Legal Counsel.

At the June meeting, the Board reviewed, among other matters, the topics discussed below:

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed Meros’ personnel, operations and financial condition. In this context, the Board considered the adequacy of Meros’ resources and the quality of services to be provided by Meros under the New Meros Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Meros who, as Meros employees had, and under the New Meros Subadvisory Agreement would continue to have, responsibility for the Meros Sleeve. The Board considered the Adviser’s representation that the portfolio managers of Meros who were responsible for the Meros Sleeve would continue in that role as portfolio managers at Meros and noted that, since 2019, the same portfolio managers had provided such services to the Fund.

The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of Meros’ senior management and staff. The Board also evaluated the anticipated quality of Meros’ services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation to approve the New Meros Subadvisory Agreement with Meros. The Board also noted Meros’ representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Meros under the New Meros Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreement. The Board considered information regarding the fees paid and revenue received by Meros from its relationship with the Fund, noting the arm’s-length nature of the relationship between the Adviser and Meros with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that Meros’ profitability was not a material factor in determining whether to approve the New Meros Subadvisory Agreement.

Performance

Recognizing that Meros’ portfolio management personnel were the same as those currently employed to manage the Meros Sleeve as employees of Meros, the Board considered the historical performance of the proposed portfolio managers of Meros in managing the Meros Sleeve, including in particular the Adviser’s evaluation of the performance Meros achieved for the Meros Sleeve. The Board noted the Adviser had expressed satisfaction with the performance of Meros and that the Adviser had recommended the approval of the New Meros Subadvisory Agreement. Based on the Adviser’s evaluation of Meros’ performance and other relevant facts and circumstances, the Board concluded that Meros’ management of the Meros Sleeve could benefit the Fund and its shareholders.

Compensation

The Board reviewed Meros’ proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Funds. The Board thus did not focus on information regarding the proposed compensation to be paid to Meros as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Meros with respect to the negotiation of the subadvisory fee rate that would apply to Meros. The Board did note, however, that the compensation to be received by Meros under the New Meros Subadvisory Agreement would be no greater than the compensation that Meros received under the prior subadvisory agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the New Meros Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the New Meros Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, the Fund would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate. Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the New Meros Subadvisory Agreement.

Other Benefits

The Board noted Meros’ representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by Meros were not a material factor in approving the New Meros Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Meros be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of Meros would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the New Meros Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Acuitas US Microcap Fund – Bridge City Capital, LLC

At the June meeting, the Board, including the Independent Trustees, met via videoconference and considered the approval of a new investment subadvisory agreement between the Adviser and Bridge City pertaining to the Fund.

In preparation for its deliberations, the Board requested and reviewed written responses from Bridge City to a due diligence questionnaire circulated on the Board’s behalf concerning Bridge City’s personnel, operations, financial condition, performance, compensation, and services to be provided to the Bridge City Sleeve. The Board also discussed the materials with Independent Legal Counsel and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and Bridge City and was assisted by the advice of Independent Legal Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of Bridge City and the Adviser and discussed Bridge City’s personnel, operations and financial condition. In this context, the Board considered the adequacy of Bridge City’s resources and the quality of services to be provided by Bridge City under the Bridge City Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Bridge City who would have responsibility for the Bridge City Sleeve. The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of Bridge City’s senior management and staff.

The Board also evaluated the anticipated quality of Bridge City’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Bridge City. The Board noted Bridge City’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Bridge City under the Bridge City Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Bridge City Subadvisory Agreement. The Board considered information regarding the costs of services provided or profits to be realized by Bridge City from its relationship with the Fund but emphasized the arm’s-length nature of the relationship between the Adviser and Bridge City with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that Bridge City’s profitability was not a material factor in determining whether to approve the Bridge City Subadvisory Agreement.

Performance

Recognizing that Bridge City had not yet managed any portion of the Fund, the Board evaluated the Adviser’s assessment of Bridge City’s historical performance in managing other investment accounts with similar investment strategies to the one to be employed for the Bridge City Sleeve, noting the Adviser had expressed satisfaction with the performance of Bridge City and that the Adviser had recommended the approval of the Bridge City Subadvisory Agreement. Based on the Adviser’s evaluation of Bridge City’s performance and other relevant facts and circumstances, the Board concluded that Bridge City’s management of the Bridge City Sleeve could benefit the Fund and its shareholders.

Compensation

The Board reviewed Bridge City’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Fund. The Board thus did not focus on information regarding the proposed compensation to be paid to Bridge City as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Bridge City with respect to the negotiation of the subadvisory fee rate that would apply to Bridge City. The Board did note, however, that the compensation to be received by Bridge City under the Bridge City Subadvisory Agreement would be the same as the subadvisory fee received by the Fund’s other subadvisers. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Bridge City Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Bridge City Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, the Fund would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate. Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the Bridge City Subadvisory Agreement.

Other Benefits

The Board noted Bridge City’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by Bridge City were not a material factor in approving the Bridge City Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Bridge City be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of Bridge City would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Bridge City Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 5,109,919.087 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	4,378,858.615	85.69%
Charles Schwab & Co Inc. – FBO Customers 211 Main street San Francisco, CA 94105	597,048.062	11.68%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent semi-annual report dated as of December 31, 2022, and in the Fund’s annual report dated as of June 30, 2023. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.